Exhibit 99.4

SBA TELECOMMUNICATIONS, INC.

Offer to Exchange

$375,000,000 8.000% Senior Notes due 2016

for

$375,000,000 8.000% Senior Notes due 2016, that have been registered under the Securities Act of 1933

And

$375,000,000 8.250% Senior Notes due 2019

for

$375,000,000 8.250% Senior Notes due 2019, that have been registered under the Securities Act of 1933

Pursuant to the Prospectus, dated                     , 2010

The Exchange Offers will expire at 12:00 midnight, New York City time, on [20 business days after commencement], 2010, unless extended. Tenders of Original Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

                    , 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Your prompt action is requested. The Exchange Offers will expire at 12:00 midnight, New York City time, on [20 business days after commencement], 2010, unless extended, which we refer to as the expiration date in this letter. Original Notes (as defined below) tendered pursuant to the Exchange Offers may be withdrawn at any time prior to 12:00 midnight, New York City time, the expiration date. Please furnish copies of the enclosed materials as quickly as possible to those of your clients for whom you hold Original Notes in your name or in the name of your nominee.

SBA Telecommunications, Inc., which we refer to as Telecommunications in this letter, is offering, upon and subject to the terms and conditions set forth in the prospectus, dated                     , 2010 and the enclosed letter of transmittal to exchange in the Exchange Offers (1) all of the outstanding unregistered $375,000,000 8.000% Senior Notes due 2016, which we refer to as the 2016 Original Notes, for registered $375,000,000 8.000% Senior Notes due 2016, which we refer to as the 2016 Exchange Notes, and (2) all of the outstanding unregistered $375,000,000 8.250% Senior Notes due 2019, which we refer to as the 2019 Original Notes, for registered $375,000,000 8.250% Senior Notes due 2019, which we refer to as the 2019 Exchange Notes. The 2016 Original Notes and the 2019 Original Notes are together referred to herein as the Original Notes. The Exchange Offers are being made in order to satisfy certain obligations of Telecommunications and SBA Communications Corporation, which we refer to as SBACC, contained in the Registration Rights Agreement, dated July 24, 2009, by and among Telecommunications, SBACC and the several initial purchasers named therein.

We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offers. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus, dated , 2010;

2.	The letter of transmittal for your use and for the information of your clients;

3.	A notice of guaranteed delivery to be used to accept the Exchange Offers if certificates for Original Notes are not immediately available or time will not permit all required documents to reach the exchange agent at or prior to 12:00 midnight, New York City time, on the expiration date or if the procedure for book-entry transfer cannot be completed at or prior to 12:00 midnight, New York City time, on the expiration date;

4.	A form of letter which may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers; and

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

To participate in the Exchange Offers, a duly executed and properly completed letter of transmittal for Original Notes held in certificated form (or facsimile of the letter of transmittal) or an agent’s message instead of the letter of transmittal for Original Notes held in book-entry form, with any required signature guarantees and any other required documents, should be sent to the exchange agent, and certificates representing the Original Notes should be delivered to the exchange agent or the Original Notes should be tendered by the book-entry procedures described in the prospectus under “The Exchange Offers—Book-Entry Delivery Procedures for Tending Original Notes Held with DTC,” all in accordance with the instructions set forth in the letter of transmittal and the prospectus.

If a registered holder of Original Notes desires to tender Original Notes, but such Original Notes are not immediately available, or time will not permit such holder’s Original Notes or other required documents to reach the exchange agent at or prior to 12:00 midnight, New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed at or prior to 12:00 midnight, New York City time, on the expiration date, a tender may be effected by following the guaranteed delivery procedures described in the prospectus under the caption “The Exchange Offers—Guaranteed Delivery Procedures.”

Telecommunications will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the prospectus and the related documents to the beneficial owners of Original Notes held by them as nominee or in a fiduciary capacity. Telecommunications will pay or cause to be paid all transfer taxes applicable to the exchange of Original Notes pursuant to the Exchange Offers, except as set forth in Instruction 6 of the letter of transmittal.

Any inquiries you may have with respect to the procedure for tendering Original Notes pursuant to the Exchange Offers, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank National Association, the exchange agent for the Exchange Offers, at its address and telephone number set forth on the front of the letter of transmittal.

Very truly yours,

SBA Telecommunications, Inc.

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of Telecommunications or the exchange agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offers, except for statements expressly made in the prospectus or the letter of transmittal.

Enclosures

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